FORM 4

 [  ]   Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940

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1.  Name and Address of Reporting Person*

        Jones                      David                         A.
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       (Last)                      (First)                    (Middle)

     c/o Rayovac Corporation, 601 Rayovac Drive
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                                  (Street)

      Madison                     Wisconsin                     53711
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
     Rayovac Corporation (ROV)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Day/Year
     3/6/2003
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5.  If Amendment, Date of Original (Month/Day/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [ x] Director
    [  ] 10% Owner
    [ x] Officer (give title below)
    [  ] Other (specify below)
         Chief Executive Officer
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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    [ x] Form filed by One Reporting Person
    [  ] Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
    Common Stock
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2.  Transaction Date (Month/Day/Year)
     3/6/2003
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2A. Deemed Execution Date, if any (Month/Day/Year)

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3.  Transaction Code (Instr. 8)
     I (1)
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    Price:
    3,631 (A)
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5.  Amount of Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 3 and 4)
    181,042
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
    173,332(D); 7,710 (I)
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    See Footnote (2).
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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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3A. Deemed Execution Date, if any (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 4)

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10. Ownership Form of Derivative Security:  Direct(D) or Indirect (I)
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:

(1) On March 6, 2003, the reporting person transferred his account allocations in the Rayovac 401(k) Retirement Savings Plan to the Rayovac 401(k) Stock Fund, resulting in the acquisition of 3,631 shares of Common Stock.

(2) The reporting person holds a total of 7,710 shares through the Rayovac 401(k) Retirement Savings Plan.


    /s/ Tracy S. Wrycha, as attorney-in-fact          March 7, 2003
   -------------------------------------------      --------------------
   **  SIGNATURE OF REPORTING PERSON                     DATE

_____________________
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    * If the Form is filed by more than one reporting person, see, Instruction 4(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.